Exhibit 99.1

FOR IMMEDIATE RELEASE                       For Further Information Contact:
November 13, 2000                           Daniel J. Hogarty, Jr.
                                            Chairman of the Board
                                            President & Chief Executive Officer
                                            (518) 270-3312

                                            Edward M. Maziejka, Jr.
                                            Vice President and
                                            Chief Financial Officer
                                            (518) 270-3274

                      TROY FINANCIAL CORPORATION ANNOUNCES
                  COMPLETION OF CATSKILL FINANCIAL CORPORATION
                                   ACQUISITION

TROY, NEW YORK (NOVEMBER 13, 2000) - Troy Financial Corporation (NASDAQ:TRYF), Troy, New York announced today that it completed the acquisition of Catskill Financial Corporation (NASDAQ: CATB) and Catskill Savings Bank as of the close of business on November 10, 2000. The seven offices of Catskill Savings Bank are now open as full-service banking offices of The Troy Savings Bank. The combined regional Bank has total assets in excess of $1.2 billion, deposits of $780 million and 21 full-service offices located in eight counties throughout New York State's Capital and Catskill Regions. The Troy Savings Bank now has the largest deposit market share in both Greene and Rensselear counties.

Daniel J. Hogarty, Jr., Chairman of the Board, President, & CEO of Troy Financial Corporation stated, "We are extremely pleased that we are able to continue the fine tradition that has been established by Catskill Savings Bank in its principal markets. Many of our philosophies are identical in that we are both community based banks that are locally owned and managed. As a result of the acquisition, Catskill customers can now take advantage of the additional services offered by Troy, including our Trust Department, as well as our Investment and Commercial Banking subsidiaries. These enhancements will be beneficial to individuals, businesses, not-for-profit organizations, and municipal and governmental agencies throughout the region.

In addition, we welcome the staff of Catskill Savings Bank. Wilbur J. Cross, Catskill Savings Bank President and CEO will continue on with Troy in the capacity of Director of both The Troy Savings Bank, and Troy Financial Corp. The entire current Catskill Savings Bank Board of Directors will also continue with the new company as Advisory Board members."

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Troy is a community-based,  full service financial  institution  offering a wide variety of business, retail and municipal banking products. Troy offers a full range of trust, insurance, and investment services and originates real estate mortgages, both residential and commercial, and commercial business and consumer loans throughout its primary market area, which consists of the eight New York counties of Albany, Greene, Rensselaer, Saratoga, Schenectady, Schoharie, Warren and Washington. The Bank's website is: www.troysavingsbank.com

Statements contained in this news release, which are not historical facts, contain forward - looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.